SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: January 31, 2005
(Date of earliest event reported)

PAYCHEX, INC.

(Exact name of registrant as specified in its charter)

DELAWARE (State of incorporation)	0-11330 (Commission File Number)	16-1124166 (IRS Employer Identification Number)

911 PANORAMA TRAIL SOUTH, ROCHESTER, NEW YORK (Address of principal executive offices)	14625-2396 (Zip Code)

(585) 385-6666
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. OTHER EVENTS.
SIGNATURES

ITEM 8.01. OTHER EVENTS.

     On January 31, 2005, Paychex of New York LLC (the “Borrower”), a wholly owned subsidiary of Registrant, entered into four uncommitted, secured credit arrangements (the “Credit Facilities”) with the following financial institutions (the “Lenders”) in the following amounts:

Financial Institution	Amount Available
JPMorgan Chase Bank, N.A.	$350 million
Fleet National Bank	$250 million
PNC Bank, National Association	$150 million
Wells Fargo Bank, National Association	$150 million

     The Credit Facilities are evidenced by Promissory Notes and are secured by separate Pledge Security Agreements by and between Borrower and each of the Lenders, pursuant to which the Borrower has granted each of the Lenders a security interest in certain investment securities accounts. The collateral is maintained in a pooled custody account pursuant to the terms of a Control Agreement and is to be administered under an Intercreditor Agreement among the Lenders. Under certain circumstances, individual Lenders may require that collateral be transferred from the pooled account into segregated accounts for the benefit of such individual Lenders. Borrower’s obligations under the Credit Facilities are guaranteed by Registrant and certain of its subsidiaries.

     No borrowings were made or are currently planned to be made under the Credit Facilities. It is intended that the primary uses of the Credit Facilities would be to meet short-term funding requirements related to deposit account overdrafts and client fund deposit obligations arising from electronic payment transactions on behalf of clients in the ordinary course of business, if necessary.

     Prior to entering into the Credit Facilities, Borrower maintained a $350 million uncommitted, secured line of credit with JPMorgan Chase Bank, N.A., a $150 million uncommitted, unsecured line of credit with Fleet National Bank, and a $100 million uncommitted, unsecured line of credit with PNC Bank, National Association, each of which has been terminated. The increase in the lines of credit relates to higher volumes of electronic payments made on behalf of clients.

     In the event that borrowings are made under the Credit Facilities, the maturity date and applicable interest rate would be determined at the time of borrowing.

2

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PAYCHEX, INC.
Date: February 2, 2005	/s/ John M. Morphy
John M. Morphy
Senior Vice President, Chief Financial Officer and Secretary

3